UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 19, 2017

ENDOLOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-28440 (Commission File Number)	68-0328265 (IRS Employer Identification No.)

2 Musick Irvine, California (Address of principal executive offices)		92618 (Zip Code)
(949) 595-7200
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                  Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Appointment of Directors; Compensatory Arrangements of Certain Officers.
(c)

On October 19, 2017, Endologix, Inc. (the “Company”) announced its appointment of John Onopchenko, age 59, as Chief Operating Officer (“COO”) of the Company, which appointment shall be effective as of October 30, 2017 (the “Effective Date”).

Mr. Onopchenko has almost thirty years of executive leadership experience in the medical device industry. Prior to joining the Company, Mr. Onopchenko served as Executive Vice President for Acutus Medical, Inc., a privately-held medical device company, since September 2016. At Acutus Medical, Mr, Onopchenko was responsible for program management/product development, quality, marketing and sales. Prior to Acutus Medical, Mr. Onopchenko served as Senior Vice President and Head of Therapy Strategy for Koninklijke Philips Electronics NV, a publicly-traded technology company (“Philips”), from March 2015 to September 2016. Prior to Philips, Mr. Onopchenko served as Executive Vice President (from April 2013 to November 2014) and Chief Operating Officer (from November 2014 to March 2015) of Volcano Corporation, a public-traded medical device company. While at Volcano, Mr. Onopchenko was responsible for its peripheral business unit, regulatory affairs, quality assurance, program management/product development, clinical affairs, business development, and its Axsun business unit. Prior to his employment with Volcano, Mr. Onopchenko served on Volcano’s Board of Directors for eleven years and also served as founder and managing director of Synergy Life Sciences Partners, LLC, an early-stage medical device venture capital fund. From 1996 to 2006, Mr. Onopchenko held senior positions at Johnson & Johnson, a publicly held medical device company, including serving as lead of medical device investments with Johnson & Johnson Development Corporation, and as Vice President of Worldwide Operations and Marketing for Advanced Sterilization Products, a Johnson & Johnson company.  Mr. Onopchenko holds a Bachelor of Science degree from Ursinus College, and a Masters in Business Administration from the University of Chicago, Graduate School of Business.

In connection with his appointment as COO of the Company, Mr. Onopchenko will enter into an employment agreement (the “Employment Agreement”) with the Company pursuant to which Mr. Onopchenko (i) will receive an initial base salary of $400,000 per year, subject to future adjustment; and (ii) will be eligible to receive an initial target bonus equal to fifty percent (50%) of his base salary, subject to future adjustment. Notwithstanding the foregoing, Mr. Onopchenko’s bonus for 2017 will be paid in the form of fully vested common stock of the Company with an aggregate value of $100,000 as of the date of grant. Upon the Effective Date, Mr. Onopchenko will also receive initial equity awards with an aggregate value of $800,000 under an equity incentive plan of the Company, which awards shall be comprised of options exercisable for up to $500,000 of the Company’s common stock (the “Options”), and restricted stock units with an aggregate value of $300,000 (the “RSUs”). One-quarter (25%) of the shares subject to the Options shall vest on the first anniversary of the grant date, and the remaining shares shall vest in 36 equal, consecutive, monthly installments as measured from the first anniversary of the grant date. The RSUs shall vest upon satisfaction of certain (i) performance milestones, which shall be determined by the Company within 90 days of commencement of Mr. Onopchenko’s employment, and (ii) tenure requirements.

Mr. Onopchenko shall be entitled to participate in all customary and usual benefits available to senior executive officers of the Company under the Company’s benefit plans and other arrangements made available by the Company to its senior executives. The Employment Agreement will have a three-year term, unless earlier terminated by the Company or Mr. Onopchenko. Under certain circumstances, (i) upon involuntary termination of Mr. Onopchenko’s employment that occurs prior to a change in control of the Company, Mr. Onopchenko will be eligible to receive a severance payment equal to six months of his base salary plus a pro rated target bonus (and up to six months of continued benefits coverage); and (ii) upon involuntary termination of Mr. Onopchenko’s employment that occurs within 24 months after a change in control of the Company, Mr. Onopchenko will be eligible to receive a severance payment equal to 1.5 times his base salary plus the amount of his target bonus for the year in which the termination of employment occurs (and up to 18 months of continued benefits coverage).

There are no arrangements or understandings between Mr. Onopchenko and other persons pursuant to which he was appointed as the Company’s COO. There are no family relationships between Mr. Onopchenko and any director or executive officer of the Company. There have been no transactions since the beginning of the Company’s last fiscal year, and no transactions are currently proposed, in which the Company was or is to be a participant and in which Mr. Onopchenko or any member of his immediate family had or will have any interest, that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release issued by the Company announcing Mr. Onopchenko’s appointment is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.
The following exhibits are attached to this Current Report on Form 8-K:

Exhibit Number	Description
99.1	Press Release dated October 19, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ENDOLOGIX, INC.
Date: October 19, 2017                  /s/ Vaseem Mahboob
Vaseem Mahboob
Chief Financial Officer